Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, GAO FENGLIN, Senior Engineer, of Jiangxi City, Jiangxi, China, do hereby consent to the use in this registration statement of Sierra Ventures, Inc. on Form SB-2 of my Report Of Exploration on Zhangjiafan Gold Property dated January 27, 2007, appearing in the prospectus, which is part of this Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/ “Gao Fenglin”

Gao Fenglin, Senior Engineer

Jiangxi City, Jiangxi, China
August 15, 2007